Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contact: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES REFERENCE YIELDS FOR CERTAIN DEBT SECURITIES SUBJECT TO PREVIOUSLY ANNOUNCED TENDER OFFERS

NEW YORK, March 25, 2015 – American International Group, Inc. (NYSE: AIG) today announced the pricing of certain debt securities issued by AIG subject to its previously announced cash tender offers, pursuant to its offer to purchase dated March 17, 2015. The debt securities for which pricing information was provided are AIG’s 5.450% Medium-Term Notes, Series MP, Matched Investment Program, Due May 18, 2017, and its 5.000 per cent. Notes due 2017.

The reference yield for the 5.450% Medium-Term Notes corresponds to the bid-side price of the 0.50% U.S. Treasury due February 28, 2017, as of 10:00 a.m., New York City time, today. The reference yield for the 5% Notes corresponds to the June 2017 Interpolated Swap Rate, as described in further detail in the offer to purchase, as of 2:00 p.m., London time, today. The reference yields will be used to determine the consideration paid for the 5.450% Medium-Term Notes and the 5% Notes that are accepted for purchase after expiration of the tender offers.

The expiration date of the tender offers is 5:00 p.m., New York City time, today, unless extended. Holders who have not already tendered their securities may continue to do so at any time prior to 5:00 p.m., New York City time, today, in accordance with the procedures described in the offer to purchase and the related letter of transmittal. Holders who validly tender and do not withdraw their 5.450% Medium-Term Notes or 5% Notes prior to 5:00 p.m., New York City time, today, unless extended, and whose 5.450% Medium-Term Notes or 5% Notes are accepted for purchase pursuant to the tender offers, will receive the total consideration set forth below. Tenders of securities may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, today, but not thereafter.

The complete terms of the tender offers, including certain capitalized terms used but not defined herein, are set forth in the offer to purchase and the related letter of transmittal.
AIG has retained Barclays Bank PLC, Barclays Capital Inc., BofA Merrill Lynch, Goldman, Sachs & Co. and Goldman Sachs International as the Joint Lead Dealer Managers. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the tender offers, please contact: Barclays Bank PLC at +44 (0) 207 773 8990 (international); Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at +44 (0) 20 7995 2929 (international), (888) 292-0070 (toll-free) or (980) 387-3907

FOR IMMEDIATE RELEASE

(collect); Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect); or Goldman Sachs International at +44 (0) 207 774 9862 (international). Requests for documents and questions regarding the tendering of Securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001-212-430-3774 (international), by email at aig@gbsc-usa.com or to the Joint Lead Dealer Managers at their respective telephone numbers.

This news release does not constitute an offer or an invitation by AIG to participate in the tender offers in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

Certain statements in this press release, including those describing the completion of the tender offers, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

Any and All Tender Offers—Fixed Spread Securities

Title of Security and Security Identifier	Issuer	Reference Yield	Reference Security / Interpolated Rate	Fixed Spread	Total Consideration(1)
5.450% Medium-Term Notes, Series MP, Matched Investment Program, Due May 18, 2017 CUSIP: 02687QBW7 ISIN: US02687QBW78	AIG	0.563%	0.50% U.S. Treasury due February 28, 2017	47	USD 1,092.95

5.000 per cent. notes due 2017 ISIN: XS0307512722	AIG	0.101%	June 2017 Interpolated Swap Rate	10	EUR 1,107.19

(1)	Assuming payment is made on March 30, 2015. Per USD 1,000 or EUR 1,000, as applicable.

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